UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 11, 2007

FEDERAL HOME LOAN BANK OF SEATTLE
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51406	91-0852005
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1501 Fourth Avenue, Suite 1800
Seattle, WA 98101-1693
(Address of principal executive offices, including zip code)

(800) 973.6223
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement

On January 11, 2007, our regulator, the Federal Housing Finance Board (the "Finance Board"), terminated the written agreement between the Federal Home Loan Bank of Seattle (the "Seattle Bank") and the Finance Board dated as of December 10, 2004 (the "Agreement"). The Agreement imposed certain requirements on us relating to our risk management, capital structure, corporate governance, and capital plan. The Agreement had required us to, among other things:

  develop a business plan (which we first implemented as our three-year business and capital management plan in May 2005 and which has since been updated) acceptable to the Finance Board's Office of Supervision (the "OS") that, among other things: (1) did not increase our market, credit, or operational risk profiles; (2) specified a minimum regulatory capital-to-assets ratio that was consistent with the business strategy presented in the business plan; and (3) established appropriate capital stock, retained earnings, and dividend policies;
  engage consultants to conduct independent reviews of our senior management and our Board of Directors' oversight and of our risk management policies, procedures, and practices, and respond to any recommendations of the independent consultants; and
  prohibit increases in our mortgage loan assets held for portfolio (i.e., purchases from our members through our mortgage purchase program, which we have been exiting since early 2005) by an amount in excess of 10% of the net book value of such assets as of November 18, 2004, which was $10.6 billion, unless the Finance Board's Office of Supervision agreed otherwise.

We believe the termination of the Agreement reflects our compliance with the terms of the Agreement and the significant progress that we have made in meeting the objectives the Agreement was meant to promote. Some actions that we have undertaken since the Agreement was put in place include:

  changing our senior management, including the retention of a new President and Chief Executive Officer and a new Chief Operating Officer, as well as naming a new Chief Financial Officer, General Counsel, and Chief Risk Officer;
  refocusing our strategic direction on advances, thereby increasing advances from $14.9 billion to $27.2 billion between December 31, 2004 and September 30, 2006;
  exiting the MPP by no longer entering into new master commitment contracts and selling $1.4 billion of our government-insured mortgage loans;
  restructuring our finance division and creating an independent risk management division to implement more stringent risk management controls and to upgrade our market-risk management processes;
  reducing our overall operating expenses;
  approving strategies to actively hedge our overall interest-rate risk;
  retaining consultants to advise us in developing strategy, risk management, and governance processes;
  amending our retained earnings policy to require an increase in our level of retained earnings based on specific target objectives;
  amending our capital plan to allow our members to support their advances with their membership stock, which is stock that they are required to hold in order to maintain their membership in the Seattle Bank; and
  returning to payment of dividends beginning in December 2006.

The termination of the Agreement will not affect:

  the indefinite suspension of our repurchase of any Class B stock except upon approval of the OS Director (first approved by our Board of Directors in May 2005 and updated in December 2006); and
  dividend restrictions generally providing that dividend payments may not exceed 50% of year-to-date GAAP net income (approved by our Board of Directors in December 2006).

We intend to continue to take action pursuant to our updated business plan.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

99.1 Press Release dated January 12, 2007.

Signature(s)

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Seattle

Date: January 12, 2007	By: /s/ Mark Szczepaniak
Mark Szczepaniak Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No. Description

99.1 Press Release, dated January 12, 2007, issued by the Federal Home Loan
Bank of Seattle